UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-0145
Washington, D.C. 20549	Expires: February 28, 2009
SCHEDULE 13G	Estimated average burden hours per response. . 10.4

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

Cbeyond, Inc.

(Name of Issuer)

Common Stock, $0.01 par value

(Title of Class of Securities)

149847 10 5

(CUSIP Number)

December 31, 2006

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No. 149847 10 5

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) VantagePoint Venture Partners III(Q), L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 773,971

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 773,971

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 773,971

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 2.8%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 149847 10 5

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) VantagePoint Venture Partners III, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 94,592

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 94,592

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 94,592

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.3%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 149847 10 5

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) VantagePoint Venture Partners IV(Q), L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 1,599,993

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 1,599,993

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,599,993

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 5.9%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 149847 10 5

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) VantagePoint Venture Partners IV, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 161,032

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 161,032

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 161,032

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.6%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 149847 10 5

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) VantagePoint Venture Partners IV Principals Fund, L.P

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 21,804

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 21,804

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 21,804

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.1%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 149847 10 5

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) VantagePoint Venture Associates III, L.L.C.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 868,563

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 868,563

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 868,563*

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 3.2%

12.	Type of Reporting Person (See Instructions) OO

* Pursuant to Rule 13d-4, the Reporting Person disclaims beneficial ownership of the shares of common stock reflected herein and, as such, declares that the statement shall not be construed as an admission that such person is the beneficial owner of any securities covered hereby.

CUSIP No. 149847 10 5

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) VantagePoint Venture Associates IV, L.L.C.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 1,782,829

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 1,782,829

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,782,829*

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 6.5%

12.	Type of Reporting Person (See Instructions) OO

* Pursuant to Rule 13d-4, the Reporting Person disclaims beneficial ownership of the shares of common stock reflected herein and, as such, declares that the statement shall not be construed as an admission that such person is the beneficial owner of any securities covered hereby.

CUSIP No. 149847 10 5

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) James D. Marver

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 2,651,392

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 2,651,392

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,651,392*

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 9.7%

12.	Type of Reporting Person (See Instructions) IN

* Pursuant to Rule 13d-4, the Reporting Person disclaims beneficial ownership of the shares of common stock reflected herein and, as such, declares that the statement shall not be construed as an admission that such person is the beneficial owner of any securities covered hereby.

CUSIP No. 149847 10 5

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Alan E. Salzman

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 2,651,392

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 2,651,392

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,651,392*

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 9.7%

12.	Type of Reporting Person (See Instructions) IN

* Pursuant to Rule 13d-4, the Reporting Person disclaims beneficial ownership of the shares of common stock reflected herein and, as such, declares that the statement shall not be construed as an admission that such person is the beneficial owner of any securities covered hereby.

Item 1.
	(a)	Name of Issuer Cbeyond, Inc.
	(b)	Address of Issuer’s Principal Executive Offices 320 Interstate North Parkway, Suite 300, Atlanta, Georgia 30339

Item 2.
(a)

Name of Person Filing
VantagePoint Venture Partners III (Q), L.P., VantagePoint Venture Partners III, L.P., VantagePoint Venture Partners IV (Q), L.P., VantagePoint Venture Partners IV, L.P., VantagePoint Venture Partners IV Principals Fund, L.P., VantagePoint Venture Associates III, L.L.C., VantagePoint Venture Associates IV, L.L.C., James D. Marver, and Alan E. Salzman

	(b)	Address of Principal Business Office or, if none, Residence 1001 Bayhill Drive Suite 300, San Bruno, CA 94066
	(c)	Citizenship United States of America
	(d)	Title of Class of Securities Common Stock, $0.01 par value
	(e)	CUSIP Number 149847 10 5

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
Not applicable.

Item 4.	Ownership
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
(a)

Amount beneficially owned:

VantagePoint Venture Partners III (Q), L.P.:   773,971 shares

VantagePoint Venture Partners III, L.P.:   94,592 shares

VantagePoint Venture Partners IV (Q), L.P.:   1,599,993 shares

VantagePoint Venture Partners IV, L.P.:   161,032 shares

VantagePoint Venture Partners IV Principals Fund, L.P.:   21,804 shares

VantagePoint Venture Associates III, L.L.C.:   868,563 shares

VantagePoint Venture Associates IV, L.L.C.:   1,782,829 shares

James D. Marver:   2,651,392 shares

Alan E. Salzman:   2,651,392 shares

(b)

Percent of class:

VantagePoint Venture Partners III (Q), L.P.: owns 2.8% of outstanding shares of Common Stock of the Issuer as of November 3, 2006 as reported in the Quarterly Report on Form 10-Q filed on November 7, 2006 for the period ending September 30, 2006.

VantagePoint Venture Partners III, L.P.: owns 0.3% of outstanding shares of Common Stock of the Issuer as of November 3, 2006 as reported in the Quarterly Report on Form 10-Q filed on November 7, 2006 for the period ending September 30, 2006.

VantagePoint Venture Partners IV (Q), L.P.: owns 5.9% of outstanding shares of Common Stock of the Issuer as of November 3, 2006 as reported in the Quarterly Report on Form 10-Q filed on November 7, 2006 for the period ending September 30, 2006.

VantagePoint Venture Partners IV, L.P.: owns 0.6% of outstanding shares of Common Stock of the Issuer as of November 3, 2006 as reported in the Quarterly Report on Form 10-Q filed on November 7, 2006 for the period ending September 30, 2006.

VantagePoint Venture Partners IV Principals Fund, L.P.: owns 0.1% of outstanding shares of Common Stock of the Issuer as of November 3, 2006 as reported in the Quarterly Report on Form 10-Q filed on November 7, 2006 for the period ending September 30, 2006.

VantagePoint Venture Associates III, L.L.C.: owns 3.2% of outstanding shares of Common Stock of the Issuer as of November 3, 2006 as reported in the Quarterly Report on Form 10-Q filed on November 7, 2006 for the period ending September 30, 2006.

VantagePoint Venture Associates IV, L.L.C.: owns 6.5% of outstanding shares of Common Stock of the Issuer as of November 3, 2006 as reported in the Quarterly Report on Form 10-Q filed on November 7, 2006 for the period ending September 30, 2006.

James D. Marver: owns 9.7% of outstanding shares of Common Stock of the Issuer as of November 3, 2006 as reported in the Quarterly Report on Form 10-Q filed on November 7, 2006 for the period ending September 30, 2006.

Alan E. Salzman: owns 9.7% of outstanding shares of Common Stock of the Issuer as of November 3, 2006 as reported in the Quarterly Report on Form 10-Q filed on November 7, 2006 for the period ending September 30, 2006.

(c)	Number of shares as to which the person has:
(i)

Sole power to vote or to direct the vote

VantagePoint Venture Partners III (Q), L.P.:   0 shares*

VantagePoint Venture Partners III, L.P.:   0 shares*

VantagePoint Venture Partners IV (Q), L.P.:   0 shares**

VantagePoint Venture Partners IV, L.P.:   0 shares**

VantagePoint Venture Partners IV Principals Fund, L.P.:   0 shares**

VantagePoint Venture Associates III, L.L.C.:   0 shares*

VantagePoint Venture Associates IV, L.L.C.:   0 shares**

James D. Marver:   0 shares***

Alan E. Salzman:   0 shares***

(ii)

Shared power to vote or to direct the vote

VantagePoint Venture Partners III (Q), L.P.:   773,971 shares*

VantagePoint Venture Partners III, L.P.:   94,592 shares*

VantagePoint Venture Partners IV (Q), L.P.:   1,599,993 shares**

VantagePoint Venture Partners IV, L.P.:   161,032 shares**

VantagePoint Venture Partners IV Principals Fund, L.P.:   21,804 shares**

VantagePoint Venture Associates III, L.L.C.:   868,563 shares*

VantagePoint Venture Associates IV, L.L.C.:   1,782,829 shares**

James D. Marver:   2,651,392 shares***

Alan E. Salzman:   2,651,392 shares***

(iii)

Sole power to dispose or to direct the disposition of

VantagePoint Venture Partners III (Q), L.P.:   0 shares*

VantagePoint Venture Partners III, L.P.:   0 shares*

VantagePoint Venture Partners IV (Q), L.P.:   0 shares**

VantagePoint Venture Partners IV, L.P.:   0 shares**

VantagePoint Venture Partners IV Principals Fund, L.P.:   0 shares**

VantagePoint Venture Associates III, L.L.C.:   0 shares*

VantagePoint Venture Associates IV, L.L.C.:   0 shares**

James D. Marver:   0 shares***

Alan E. Salzman:   0 shares***

(iv)

Shared power to dispose or to direct the disposition of

VantagePoint Venture Partners III (Q), L.P.:   773,971 shares*

VantagePoint Venture Partners III, L.P.:   94,592 shares*

VantagePoint Venture Partners IV (Q), L.P.:   1,599,993 shares**

VantagePoint Venture Partners IV, L.P.:   161,032 shares**

VantagePoint Venture Partners IV Principals Fund, L.P.:   21,804 shares**

VantagePoint Venture Associates III, L.L.C.:   868,563 shares*

VantagePoint Venture Associates IV, L.L.C.:   1,782,829 shares**

James D. Marver:   2,651,392 shares***

Alan E. Salzman:   2,651,392 shares***

*              VantagePoint Venture Associates III, L.L.C., is the general partner for both VantagePoint Venture Partners III(Q), L.P., and VantagePoint Venture Partners III, L.P.

**           VantagePoint Venture Associates IV, L.L.C., is the general partner for VantagePoint Venture Partners IV (Q), L.P., VantagePoint Venture Partners IV, L.P., and VantagePoint Venture Partners IV Principals Fund, L.P.

***         Messrs. James Marver and Alan Salzman are the Managing Members of both Vantage Point Venture Associates III, L.L.C., and VantagePoint Venture Associates IV, L.L.C.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following   ☐.

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person
Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person
Not applicable.

Item 8.	Identification and Classification of Members of the Group
Not applicable.

Item 9.	Notice of Dissolution of Group
Not applicable.

Item 10.	Certification
Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2007

VantagePoint Venture Partners III (Q), L.P.

By: VantagePoint Venture Associates III, L.L.C.

Its General Partner

By: /s/ James D. Marver

Name: James D. Marver

Title: Managing Member

VantagePoint Venture Partners III, L.P.

By: VantagePoint Venture Associates III, L.L.C.

Its General Partner

By: /s/ James D. Marver

Name: James D. Marver

Title: Managing Member

VantagePoint Venture Partners IV (Q), L.P.

By: VantagePoint Venture Associates IV, L.L.C.

Its General Partner

By: /s/ James D. Marver

Name: James D. Marver

Title: Managing Member

VantagePoint Venture Partners IV, L.P.

By: VantagePoint Venture Associates IV, L.L.C.

Its General Partner

By: /s/ James D. Marver

Name: James D. Marver

Title: Managing Member

VantagePoint Venture Partners IV Principals Fund, L.P.

By: VantagePoint Venture Associates IV, L.L.C.

Its General Partner

By: /s/ James D. Marver

Name: James D. Marver

Title: Managing Member

VantagePoint Venture Associates III, L.L.C.

By: /s/ James D. Marver

Name: James D. Marver

Title: Managing Member

VantagePoint Venture Associates IV, L.L.C.

By: /s/ James D. Marver

Name: James D. Marver

Title: Managing Member

Managing Member

By: /s/ James D. Marver

Name: James D. Marver

Managing Member

By: /s/ Alan E. Salzman

Name: Alan E. Salzman

EXHIBIT A

Pursuant to Rule 13d-1(k)(1), we, the undersigned, hereby agree that the attached Schedule 13G is filed on behalf of each of us.

Dated: February 14, 2007

VantagePoint Venture Partners III (Q), L.P.

By: VantagePoint Venture Associates III, L.L.C.

Its General Partner

By: /s/ Alan E. Salzman

Name: Alan E. Salzman

Title: Managing Member

VantagePoint Venture Partners III, L.P.

By: VantagePoint Venture Associates III, L.L.C.

Its General Partner

By: /s/ Alan E. Salzman

Name: Alan E. Salzman

Title: Managing Member

VantagePoint Venture Partners IV (Q), L.P.

By: VantagePoint Venture Associates IV, L.L.C.

Its General Partner

By: /s/ Alan E. Salzman

Name: Alan E. Salzman

Title: Managing Member

VantagePoint Venture Partners IV, L.P.

By: VantagePoint Venture Associates IV, L.L.C.

Its General Partner

By: /s/ Alan E. Salzman

Name: Alan E. Salzman

Title: Managing Member

VantagePoint Venture Partners IV Principals Fund, L.P.

By: VantagePoint Venture Associates IV, L.L.C.

Its General Partner

By: /s/ Alan E. Salzman

Name: Alan E. Salzman

Title: Managing Member

VantagePoint Venture Associates III, L.L.C.

By: /s/ James D. Marver

Name: James D. Marver

Title: Managing Member

VantagePoint Venture Associates IV, L.L.C.

By: /s/ Alan E. Salzman

Name: Alan E. Salzman

Title: Managing Member

Managing Member

By: /s/ James D. Marver

Name: James D. Marver

Managing Member

By: /s/ Alan E. Salzman

Name: Alan E. Salzman